Exhibit A
                                                                              to
                                                                      Securities
                                                                        Purchase
                                                                       Agreement


THIS CONVERTIBLE NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE
"SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS THE SECURITIES ARE REGISTERED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR ANY SUCH OFFER, SALE OR TRANSFER IS MADE UNDER AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

                                CONVERTIBLE NOTE

Date: July 25, 2000                                                 $___________


            FOR VALUE RECEIVED, LUMENON INNOVATIVE LIGHTWAVE TECHNOLOGY, INC., a corporation organized under the laws of the State of Delaware (the "Corporation"), hereby promises to pay to the order of ______________________ or any assign registered on the books and records of the Corporation (individually, the "Holder," and collectively with the holders of all other notes of same like and tenor, the "Holders") the sum of __________________ Dollars ($_____) on the five-year anniversary of the date hereof (the "Scheduled Maturity Date"), and to pay interest on the unpaid principal balance hereof for each year (or portion thereof) that this Note is outstanding in an amount equal to seven and one-half percent (7.5%) per annum, compounded annually. Interest shall accrue on the unpaid principal balance hereof from the date hereof (the "Issue Date") until the same becomes due and payable, whether at maturity or upon prepayment, repayment or otherwise. Any amounts on this Note which are not paid when due shall bear interest at the rate equal to the lower of fifteen percent (15%) per annum and the highest rate permitted by law from the due date thereof until the same is paid. Interest shall be calculated based on a 360-day year and shall commence accruing on the Issue Date and, to the extent not converted in accordance with the provisions hereof, shall be payable in arrears at such time as the outstanding principal balance hereof with respect to which such interest has accrued becomes due and payable hereunder. All payments of principal and interest (to the extent not converted in accordance with the terms hereof) shall be made in, and all references herein to monetary denominations shall refer to, lawful money of the United States of America. All payments shall be made at such address as the Holder shall have given or shall hereafter give to the Borrower by written notice in accordance with the provisions of this Note.

            This Note is being issued by the Borrower along with similar convertible term notes (the "Other Notes" and, together with this Note, the "Notes") pursuant to that certain Securities Purchase

Agreement, dated as of the date hereof, by and among the Borrower and the other signatories thereto (the "Securities Purchase Agreement").

                                    ARTICLE I
                                   PREPAYMENT

            Upon the occurrence of an Event of Default (as defined below) and the election by the Holder to require prepayment, this Note shall be prepaid by the Corporation in accordance with the provisions of Article VII hereof. This Note may not be prepaid at the option of Borrower without the prior written consent of the Holder.

                                   ARTICLE II
                               CERTAIN DEFINITIONS

            The following terms shall have the following meanings:

            A. "Closing Bid Price" means, for any security as of any date, the closing bid price of such security on the principal United States securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to Holders of a majority of the aggregate principal amount represented by the then outstanding Notes ("Majority Holders") if Bloomberg Financial Markets is not then reporting closing bid prices of such security) (collectively, "Bloomberg"), or if the foregoing does not apply, the last reported sale price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no sale price is reported for such security by Bloomberg, the average of the bid prices of all market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc., in each case for such date or, if such date was not a trading date for such security, on the next preceding date which was a trading date. If the Closing Bid Price cannot be calculated for such security as of either of such dates on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Corporation.

            B. "Conversion Amount" means the portion of the principal amount of this Note being converted plus any accrued and unpaid interest thereon through the Conversion Date, each as specified in the notice of conversion in the form attached hereto (the "Notice of Conversion").

            C. "Conversion Date" means, for any Optional Conversion (as defined below), the date specified in the Notice of Conversion so long as the copy of the Notice of Conversion is faxed (or delivered by other means resulting in notice) to the Corporation at or before 11:59 p.m., New York City time, on the Conversion Date indicated in the Notice of Conversion; provided, however, that if the Notice of Conversion is not so faxed or otherwise delivered before such time, then the Conversion Date shall be the date the Holder faxes or otherwise delivers the Notice of Conversion to the Corporation.

            D. "Conversion Price" means, for any Conversion Date, the lower of the Fixed Conversion Price and the Variable Conversion Price, but in no event less than the Floor Price, each in effect as of such date and subject to adjustment as provided herein.

            E. "Fixed Conversion Price" means $25.00, and shall be subject to adjustment as provided herein.

            F. "Floor Price" means $7.00, subject to adjustment as provided herein.

            G. "Variable Conversion Price" means, as of any date of determination, the average of the Closing Bid Prices for the Corporation's common stock, par value $.001 per share ("Common Stock"), for the five consecutive trading days ending on the trading day immediately preceding such date of determination (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during such five trading day period), and shall be subject to adjustment as provided herein. For the avoidance of doubt, the trading day immediately preceding any Conversion Date is the last calendar day that is a trading day and that is immediately preceding the Conversion Date.

            H. "Warrant" shall mean the warrants issued by the Company to the initial Holder pursuant to the Securities Purchase Agreement.

            I. "Fixed Amounts" means, collectively, the Fixed Conversion Price and the Floor Price.

            J. "Volume Weighted Average Price" means, for any security as of any date, the Volume Weighted Average Price of such security on the principal United States securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing does not apply, the last reported sale price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no sale price is reported for such security by Bloomberg, the average of the bid prices of all market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc., in each case for such date or, if such date was not a trading date for such security, on the next preceding date which was a trading date. If the Volume Weighted Average Price cannot be calculated for such security as of either of such dates on any of the foregoing bases, the Volume Weighted Average Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Corporation.

                                   ARTICLE III
                                   CONVERSION

            A. Conversion at the Option of the Holder. Subject to the limitations on conversions contained in Paragraph D of this Article III, the Holder may, at any time and from time to time on or after the Issue Date, convert (an "Optional Conversion") all or any part of the outstanding principal amount of this Note, plus all accrued interest thereon through the Conversion Date, into a number of fully paid and nonassessable shares of Common Stock determined in accordance with the following formula:

                                Conversion Amount
                                -----------------
                                Conversion Price

            B. Mechanics of Conversion. In order to effect an Optional Conversion, a Holder shall: (x) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation and (y) surrender or cause to be surrendered this Note, duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation. Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a Holder, the Corporation shall immediately send, via facsimile, a confirmation to such Holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either this Note is delivered to the Corporation as provided above, or the Holder notifies the Corporation or the transfer agent that this Note has been lost, stolen or destroyed and delivers the documentation to the Corporation required by Article IX.H hereof.

                  (i) Delivery of Common Stock Upon Conversion. Upon the surrender of this Note accompanied by a Notice of Conversion, the Corporation shall, no later than the later of (a) the second business day following the Conversion Date and (b) the business day following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after delivery of the documentation required by Article IX.H) (the "Delivery Period"), issue and deliver to the Holder or its nominee (x) that number of shares of Common Stock issuable upon conversion of the portion of this Note being converted and (y) a new Note in the form hereof representing the balance of the principal amount hereof not being converted, if any. If the Corporation's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend and the Holder thereof is not then required to return such certificate for the placement of a legend thereon, the Corporation shall cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of the Holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system ("DTC Transfer"). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver to the Holder physical certificates representing the Common Stock issuable upon conversion. Further, a Holder may instruct the Corporation to deliver to the Holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

                  (ii) Taxes. The Corporation shall pay any and all taxes which may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of this Note.

                  (iii) No Fractional Shares. If any conversion of this Note would result in the issuance of a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion of the Notes shall be the next higher whole number of shares.

                  (iv) Conversion Disputes. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with subparagraph (i) above. If such dispute involves the calculation of the Conversion Price or the Conversion Amount, the Corporation shall submit the disputed calculations to an independent outside accountant via facsimile within two business days of receipt of the Notice of Conversion. The accountant, at the Corporation's sole expense, shall review the calculations and notify the Corporation and the Holder of the results no later than two business days from the date it receives the disputed calculations. If after such independent accountant's review the Corporation and the Holder cannot resolve such dispute, the Corporation and the Holder shall use their best efforts to resolve such dispute through mediation prior to commencing litigation. Upon resolution of such dispute (through mediation or otherwise), the Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above.

            C. Mandatory Conversion

                  (i) If at any time all of the Required Conditions (as defined in subparagraph (iii) below) are satisfied, the Corporation shall have the right, subject to the limitations set forth in Article III.D, to require the conversion (a "Mandatory Conversion") of the outstanding principal amount of this Note, plus all accrued interest thereon, into a number of fully paid and nonassessable shares of Common Stock at the Conversion Price in effect on the Effective Date of Mandatory Conversion (as defined below). If the Mandatory Conversion occurs, the Corporation and the Holders shall follow the applicable conversion procedures set forth in Article III.B (including the requirement that the Holder deliver this Note to the Corporation); provided, however, that the Holder shall not be required to deliver a Notice of Conversion to the Corporation. The Holder may convert all or any portion of the outstanding principal amount of this Note, plus all accrued interest thereon, into a number of fully paid and nonassessable shares of Common Stock by delivering a Notice of Conversion to the Corporation at any time prior to the Effective Date of Mandatory Conversion.

                  (ii) The Corporation shall effect a Mandatory Conversion by giving at least 30 trading days but not more than 40 trading days prior written notice (the "Mandatory Conversion Notice") to the Holder, of the date on which such Mandatory Conversion is to become effective (the "Effective Date of Mandatory Conversion"), which Mandatory Conversion Notice shall be deemed to have been delivered to the Holder on the trading day after the Corporation's fax (with a copy sent by overnight courier) of such notice to the Holder. No Mandatory Conversion Notice shall be effective hereunder unless it is delivered to all Holders of Notes within ten trading days of any satisfaction of all of the Required Conditions set forth in subparagraph (iii) below; provided, however, the Corporation shall be entitled to deliver such notice after such ten day period if all of the Required Conditions continue to be satisfied. The failure of the Company to deliver a Mandatory Conversion Notice upon satisfaction of the Required Conditions shall not preclude the Company from subsequently delivering such notice if the Required Conditions are again satisfied. Upon the surrender of this Note, the Corporation shall issue and deliver to the Holder the shares of Common Stock to which the Holder is entitled upon the Mandatory Conversion.

                  (iii)  The   "Required   Conditions"   shall  consist  of  the
following:

                        (1) at least 30 months shall have elapsed since the Issue Date;

                        (2) the Volume Weighted Average Price for the Common Stock for any 40 consecutive trading day period equals or exceeds $50.00 (subject to equitable adjustment for stock splits, stock dividends, recapitalizations and similar events ("Equitable Adjustments")), provided that such period commences after or during the final two months of the 30-month period referred to in subparagraph (1) above;

                        (3) the average trading volume (excluding block trades) of the Common Stock on the NASDAQ National Market ("NASDAQ") or, if the Common Stock is not then traded on NASDAQ, the principal United States securities exchange where the Common Stock is then traded, during such 40 consecutive trading period equals or exceeds 120,000 shares per day;

                        (4) all shares of Common Stock issuable upon conversion of this Note are then (a) authorized and reserved for issuance, (b) registered under the Securities Act for resale by the Holders (and, in the case of subparagraphs (2) and (3) above, have been so registered throughout such 40 consecutive trading day period) or may be immediately resold by the Holders pursuant to Rule 144 under the Securities Act without any limitation on the number of such shares that can be immediately resold and (c) eligible to be listed or traded on any of the New York Stock Exchange ("NYSE"), the American Stock Exchange ("AMEX") or the NASDAQ (or the successor to any of them); and

                        (5) no Event of Default (as defined in Article VII below) shall have occurred without having been cured.

For purposes of this Note, a "block trade" is a trade of either 25,000 or more shares or a quantity of shares having a market value of $200,000 or more.

                  (iv) In addition, the Corporation shall have the right, subject to the limitations set forth in Article III.D., to require the conversion of the outstanding principal amount of this Note, plus all accrued interest thereon, into a number of fully paid and nonassessable shares of Common Stock at the Conversion Price in effect on the closing of a transaction not approved by the Board of Directors of the Corporation (as such Board is constituted immediately prior to the first announcement or disclosure of an intention to acquire control of the Corporation by a prospective purchaser) as a result of which a majority of the assets or outstanding capital stock of the Corporation is beneficially owned by persons or entities that beneficially own less than 5% of the outstanding Common Stock (determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as
amended, and Regulation 13D-G thereunder) prior to the closing of such transaction, and in which the purchase price per share is equal to or greater than $50.00 (subject to Equitable Adjustments); provided, however, in the event of such a change of control, the Holder shall receive consideration consisting entirely of cash or securities that are registered under an effective registration statement filed under the Securities Act, or a combination thereof. If any such conversion occurs, the Holder shall be required to deliver this Note to the Corporation, but shall not be required to deliver a Notice of Conversion to the Corporation.

            D. Limitations on Conversions. The conversion of this Note shall be subject to the following limitations (each of which limitations shall be applied independently):

                  (i) Cap Amount. If, prior to the Shareholder Approval Date (as hereinafter defined), the Corporation is prohibited by Rule 4460(i) of the National Association of Securities Dealers, Inc. ("NASD"), or any successor or similar rule, or the rules or regulations of any other securities exchange on which the Common Stock is then listed or traded, from issuing a number of shares of Common Stock in excess of a prescribed amount (the "Cap Amount"), then the Corporation shall not be required to issue shares upon conversion of this Note or exercise of the Warrants in excess of the Cap Amount; provided, however, that this limitation in this Article III.D (i) shall not apply and shall be of no further force and effect after the date of the effectiveness of the shareholder approval (the "Shareholder Approval Date") referred to in Section 4(m) of the Securities Purchase Agreement. On the date hereof, the portion of the Cap Amount attributable to the Notes and the Warrants is 6,855,978 shares. The Cap Amount shall be allocated pro rata to the Holders of the Notes as provided in Article X.D. In the event the Corporation is prohibited from issuing shares of Common Stock as a result of the operation of this subparagraph (i), the Corporation shall comply with Article V.

                  (ii) No Five Percent Holders. In no event shall a Holder of the Notes have the right to convert any portion of this Note into shares of Common Stock or to dispose of any portion of this Note to the extent that such right to effect such conversion or disposition would result in the Holder or any of its affiliates beneficially owning more than 4.99% of the outstanding shares of Common Stock. To the extent the Holder of this Note owns other securities with a limitation on conversion, exercise or disposition analogous to the limitation set forth in this Article III.D, the limitations on conversion, exercise and disposition of this Note and such securities shall be applied collectively to all such securities so that the Holder may select the order in which it wishes to convert, exercise or dispose of such securities and the Holder of this Note will only have the right to effect conversions, exercises and dispositions of all such securities to the extent that such conversions, exercises and dispositions do not result in the Holder or any of its affiliates beneficially owning more than 4.99% of the outstanding shares of Common Stock. For purposes of this subparagraph, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13 D-G thereunder. The restriction contained in this subparagraph D shall not be altered, amended, deleted or changed in any manner whatsoever unless the holders of a majority of the outstanding shares of Common Stock, the Holder and the Holders of a majority of the outstanding principal amount of the Notes shall approve, in writing, such alteration, amendment, deletion or change.

                                   ARTICLE IV
                      RESERVATION OF SHARES OF COMMON STOCK

            A. Reserved Amount. On the Issue Date, the Corporation shall reserve 10,800,000 shares of the authorized but unissued shares of Common Stock for issuance upon conversion of the Notes, and upon exercise of the Warrants and thereafter the number of authorized but unissued shares of Common Stock so reserved (the "Reserved Amount") shall not be decreased and shall at all times be sufficient to provide for the conversion of the Notes (including an amount equal to the interest that would accrue over a two-year period on the original principal balance of this Note) at a price equal to the lower of (i) $7.00 (subject to Equitable Adjustments) and (ii) the Conversion Price, in each case then in effect, taking into account any adjustments pursuant to Article VIII hereof, and to provide for any shares of Common Stock issued or then issuable as a result of a Conversion Default hereunder, the occurrence of an Event of Default hereunder, the exercise of the Warrants or any other payment convertible into shares of Common Stock pursuant to the terms hereof or that certain Registration Rights Agreement by and among the Corporation and the other signatories thereto entered in connection with the Securities Purchase Agreement (the "Registration Rights Agreement"). The Reserved Amount shall be allocated to the Holders of the Notes as provided in Article X.D.

            B. Adjustment to Conversion Price. If the Corporation is prohibited, at any time, from issuing shares of Common Stock upon conversion of the Notes to any Holder because the Corporation does not then have available a sufficient number of authorized and unissued shares of Common Stock, then the Fixed Conversion Price in respect of any Notes held by any Holder (including Notes submitted to the Corporation for conversion, but for which shares of Common Stock have not been issued to any such Holder) shall be adjusted as provided in
Article V.A and the Holder shall be entitled to exercise the remedies set forth in Article VII.

                                    ARTICLE V
                         FAILURE TO SATISFY CONVERSIONS

            A. Conversion Defaults; Adjustments to Conversion Price. The following shall constitute a "Conversion Default": (i) following the submission by a Holder of a Notice of Conversion, the Corporation fails for any reason to deliver, in accordance with the delivery instructions contained in the Notice of Conversion, on or prior to the fifth trading day following the expiration of the Delivery Period for such conversion, such number of freely tradeable shares of Common Stock to which such Holder is entitled upon such conversion or (ii) the Corporation provides notice (or otherwise indicates) to any Holder at any time of its intention not to issue freely tradeable shares of Common Stock upon exercise by any Holder of its conversion rights in accordance with the terms of the Notes, or (iii) the Corporation is prohibited, at any time, from issuing shares of Common Stock upon conversion of the Notes to any Holder because the

Corporation (a) does not have available a sufficient number of authorized and unissued shares of Common Stock or (b) if after November 30, 2000, such issuance would exceed the then unissued portion of such Holder's Cap Amount. In the case of a Conversion Default described in clause (i) above, the Fixed Conversion Price in respect of any Notes held by such Holder (including Notes submitted to the Corporation for conversion, but for which shares of Common Stock have not been issued to such Holder) shall thereafter be the lesser of (x) the Fixed Conversion Price on the date of the Conversion Default and (y) the lowest
Variable Conversion Price in effect during the period beginning on, and including, such date through and including the earlier of (1) the day such shares of Common Stock are delivered to the Holder and (2) the day on which the Holder regains its rights as a Holder of the Notes with respect to such unconverted Notes pursuant to the provisions of Article X.L hereof (in either case without reference to or limitation by any Floor Price). In addition, in the case of a Conversion Default described in clause (i) above, the Corporation shall pay to such Holder an amount equal to (A) the outstanding principal amount of the Notes to be converted by such Holder multiplied by (B) .24 multiplied by
(C) a fraction, the numerator of which is the number of days after such Conversion Default until the Corporation issues the number of freely tradable shares of Common Stock to which such Holder is entitled upon such conversion and the denominator of which is 365. In the case of a Conversion Default described in clause (ii) or clause (iii) above, the Fixed Conversion Price with respect to any conversion thereafter shall be the lowest Conversion Price (without reference to or limitation by any Floor Price) in effect at any time during the period beginning on, and including, the date of the occurrence of such Conversion Default through and including the Default Cure Date (as defined below). Following any adjustment to the Fixed Conversion Price pursuant to this
Article V.A, the Fixed Conversion Price shall thereafter be subject to further adjustment for any events described in Article VIII. Upon the occurrence of each reset of the Fixed Conversion Price pursuant to this Paragraph A, the Corporation, at its expense, shall promptly compute the new Fixed Conversion Price and prepare and furnish to each Holder of the Notes a certificate setting forth such new Fixed Conversion Price and showing in detail each Conversion Price in effect during such reset period. In addition, upon the occurrence of a Conversion Default and until the Default Cure Date, the Holder shall be entitled to the remedies set forth in Article VII; provided, however, that the Holder shall not be entitled to exercise the remedies set forth in Article VII hereof for a Conversion Default of the type enumerated in Article V(A)(i) hereof until the tenth trading day after the date that such Conversion Default remains uncured.

            "Default Cure Date" means (i) with respect to a Conversion Default described in clause (i) of its definition, the date the Corporation effects the conversion of all of the outstanding Notes, subject to the applicable Notice of Conversion, and (ii) with respect to a Conversion Default described in clause
(ii) of its definition, the date the Corporation issues freely tradeable shares of Common Stock in satisfaction of all conversions of the Notes in accordance with Article III.A, and (iii) with respect to either type of a Conversion Default, the date on which the Corporation prepays the Notes held by such Holder pursuant to paragraph B of this Article V.


                                   ARTICLE VI
                              INTENTIONALLY OMITTED

                                   ARTICLE VII
                                EVENTS OF DEFAULT

            A. Events of Default. In the event (each of the events described in clauses (i)-(xi) below after expiration of the applicable cure period (if any) being an "Event of Default"):

                  (i) the Corporation fails to pay the principal hereof or any accrued and unpaid interest hereon when due, whether at maturity, upon acceleration or otherwise and such failure continues for a period of five trading days after the due date thereof;

                  (ii) the Corporation either (a) fails to pay, when due, or within any applicable grace period, any payment with respect to any indebtedness of the Corporation in excess of $100,000 due to any third party (including, without limitation, any of the Other Notes), other than payments contested by the Corporation in good faith, or otherwise is in breach or violation of any agreement for monies owed or owing in an amount in excess of $100,000 which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder, or (b) suffers to exist any other default or event of default under any agreement binding the Corporation which default or event of default would or is likely to have a material adverse effect on the business, operations, properties, prospects or financial condition of the Corporation, other than as set forth in Article VII.A(viii);

                  (iii) the Common Stock (including any of the shares of Common Stock issuable upon conversion of the Notes) is suspended from trading on any of, or is not listed (and authorized) for trading on at least one of, the NYSE, the AMEX or NASDAQ for an aggregate of ten trading days in any nine month period;

                  (iv) the Registration Statement referred to in Section 2(a) of the Registration Rights Agreement has not been declared effective by the 270th day following the Issue Date or such Registration Statement (or any successor registration statement on Form S-3), after being declared effective, cannot be utilized by the Holders of the Notes for the resale of all of their Registrable Securities (as defined in the Registration Rights Agreement) for an aggregate of more than 30 days;

                  (v) the Corporation fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to the Holders of the Notes upon conversion of any of the Notes as and when required by this Note, the Securities Purchase Agreement or the Registration Rights Agreement (a "Legend Removal Failure"), and any such failure continues uncured for ten trading days after the Corporation has been notified thereof in writing by the Holder;

                  (vi) the Corporation provides notice (or otherwise indicates) to any Holder of the Notes, including by way of public announcement, at any time, of its intention not to issue, or otherwise refuses to issue, shares of Common Stock to any Holder of the Notes upon conversion in accordance with the terms of the Notes;

                  (vii) [intentionally omitted]

                  (viii) the Corporation otherwise shall breach any material term hereunder (other than as set forth in Article VII.A(i) and including, without limitation, Article IV hereof) or under the Securities Purchase Agreement, the Registration Rights Agreement or the Warrants (as defined in the Securities Purchase Agreement), including, without limitation, the representations and warranties contained therein and if such breach if curable, remains uncured for more than 60 days after the Corporation has been notified thereof in writing by the Holder or the Corporation fails to diligently pursue the cure of such breach during such 60-day period;

                  (ix) the Corporation or any subsidiary of the Corporation shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed;

                  (x) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Corporation or any subsidiary of the Corporation and if instituted against the Corporation by a third party, shall not be dismissed within 60 days of their initiation; or

                  (xi) the minimum vote specified in Rule 4460(i) of the NASD with respect to the approval and ratification of the terms of the Securities Purchase Agreement and the consummation of the transactions contemplated thereby by the Corporation shall not have been obtained on or before December 31, 2000;

then, upon the occurrence of any such Event of Default, at the option of each Holder, exercisable in whole or in part at any time and from time to time by delivery of a Default Notice (as defined below) to the Corporation while such Event of Default continues, the Corporation shall pay such Holder (and upon the occurrence of an Event of Default specified in subparagraphs (ix) and (x) of this Paragraph A, the Corporation shall be required to pay the Holders), in satisfaction of its obligation to pay the outstanding principal amount of the Notes and accrued and unpaid interest thereon, an amount equal to the Default Amount and such Default Amount shall immediately become due and payable, all without demand, presentment or notice, all of which are hereby expressly waived, together with all costs, including, without limitation, legal fees and expenses of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or in equity. For the avoidance of doubt, the occurrence of any event described in clauses (vi), (ix) or (x) above shall immediately constitute an Event of Default and there shall be no cure period. In addition, upon the occurrence of an Event of Default, if the Corporation receives from any Holder a Default Notice (as hereinafter defined) and demands all amounts immediately due and payable hereunder, the Floor Price shall permanently be reset to $.001 and not be subject to any further adjustment pursuant to Article VIII hereof or otherwise, and the Vesting Date (as defined in the Warrants) shall be deemed to have occurred, thereby rendering the Warrants immediately exercisable in accordance with their terms.

                        Following the submission of a Default Notice, the Holder of this Note shall have the right to continue to submit Notices of Conversion and to convert this Note until such time (if any) as the Corporation pays to the Holder the Default Amount.

                        Upon the Corporation's receipt of any Default Notice hereunder (other than during the three trading day period following the Corporation's delivery of a Default Announcement (as defined below) to all of the Holders in response to the Corporation's initial receipt of a Default Notice from a Holder of the Notes), the Corporation shall immediately (and in any event within one trading day following such receipt) deliver a written notice (a "Default Announcement") to all Holders of the Notes stating the date upon which the Corporation received such Default Notice and the amount of the Notes covered thereby. The Corporation shall not redeem any Notes during the three trading day period following the delivery of a required Default Announcement hereunder. At any time and from time to time during such three trading day period, each Holder of the Notes may request (either orally or in writing) information from the Corporation with respect to the instant default (including, but not limited to, the aggregate principal amount outstanding of Notes covered by Default Notices received by the Corporation) and the Corporation shall furnish (either orally or in writing) as soon as practicable such requested information to such requesting Holder. In the event the Corporation is not able to repay all of the outstanding Notes within five trading days after its receipt of a notice requiring such payment (a "Default Notice") the Corporation shall repay the outstanding Notes to each Holder pro rata, based on the total amounts due under the Notes at the time of repayment included by such Holder in all Default Notices delivered prior to the date upon which such repayment is to be effected relative to the total amounts due under all Notes at the time of repayment included in all of the Default Notices delivered prior to the date upon which such repayment is to be effected; provided, however, the foregoing shall not constitute a waiver by any Holder of its rights to payment in full of the total Default Amount due under each such Holder's Notes.

            B. Definition of Default Amount. The "Default Amount" with respect to a Note means an amount equal to the greater of:


                   (i)        V           x      M
                         -------------
                            C P

            and    (ii)  V   x   115%

where:

            "V" means the aggregate principal amount of the Notes being paid plus all accrued and unpaid interest thereon through the payment date;

            "CP" means the Conversion Price in effect on the date on which the Corporation receives the Default Notice; and

            "M" means with respect to all repayments other than repayments, the highest Closing Bid Price of the Corporation's Common Stock during the period beginning on the date on which the Corporation receives the Default Notice and ending on the date immediately preceding the date of payment of the Default Amount.

                                  ARTICLE VIII
              ADJUSTMENTS TO THE CONVERSION PRICE AND FIXED AMOUNTS

            The  Conversion   Price  and  Fixed  Amounts  shall  be  subject  to
adjustment from time to time as follows:

            A. Stock Splits, Stock Dividends, Etc. If, at any time on or after the Issue Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, or other similar event, each Fixed Amount shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, each Fixed Amount shall be proportionately increased. In such event, the Corporation shall notify the Corporation's transfer agent of such change on or before the effective date thereof.

            B. Adjustment Due to Merger, Consolidation, Etc. If, at any time after the Issue Date, there shall be (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Corporation with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged), (iii) any sale or transfer of all or substantially all of the assets of the Corporation or (iv) any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property (each of (i) - (iv) above being a "Corporate Change"), then the Holders of the Notes shall thereafter have the right to receive upon conversion, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Corporate Change with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon conversion (without giving effect to the limitations contained in Article III.D) had such Corporate Change not taken place, and in any such case, appropriate provisions (in form and substance reasonably satisfactory to the Holders of a majority of the principal amount of the Notes then outstanding) shall be made with respect to the rights and interests of the Holders of the Notes to the end that the economic value of the Notes are in no way diminished by such Corporate Change and that the provisions hereof (including, without limitation, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is not the Corporation, an immediate adjustment of each Fixed Amount so that each Fixed Amount immediately after the Corporate Change reflects the same relative value as compared to the value of the surviving entity's common stock that existed between such Fixed Amount and the value of the Corporation's Common Stock immediately prior to such Corporate Change and an immediate revision to the Variable Conversion Price so that it is determined as provided in Article II.H but based on the price of the common stock of the surviving entity and the market in which such common stock is traded) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof. The Corporation shall not effect any Corporate Change unless
(i) each Holder of the Notes has received written notice of such transaction at least 30 days prior thereto, but in no event later than 20 days prior to the record date for the determination of stockholders entitled to vote with respect thereto, (ii) if required by Section 4(h) of the Securities Purchase Agreement, the consent of Purchasers (as defined in the Securities Purchase Agreement) shall have been obtained in accordance with such Section 4(h), and (iii) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument (in form and substance reasonably satisfactory to the Holders of a majority of the principal amount of the Notes then outstanding) the obligations of the Notes. The above provisions shall apply regardless of whether or not there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon conversion of the Notes outstanding as of the date of such transaction, and shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

            C. Adjustment Due to Distribution. If, at any time after the Issue Date, the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Corporation's shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e. a spin-off)) (a "Distribution"), then the Holders of the Notes shall be entitled, upon any conversion of the Notes after the date of record for determining stockholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the Holder with respect to the shares of Common Stock issuable upon such conversion (without giving effect to the limitations contained in Article III.C) had such Holder been the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to such Distribution. If the Distribution involves rights, warrants, options or any other form of convertible securities and the right to exercise or convert such securities would expire in accordance with its terms prior to the conversion of this Note, then the terms of such securities shall provide that such exercise or convertibility right shall remain in effect until 30 days after the date the Holder of the Notes receive such securities pursuant to the conversion hereof.

            D. Issuance of Other Securities. If, at any time after the Issue Date, the Corporation shall issue any securities which are convertible into or exchangeable for Common Stock ("Convertible Securities") at a conversion price or exchange rate which is more favorable to the holders of such Convertible Securities than the Conversion Price mechanism provided for herein, then, at the option of the Holder, such conversion price or exchange rate shall be applicable hereto.

            E. Purchase Rights. If, at any time after the Issue Date, the Corporation issues any Convertible Securities or rights to purchase stock, warrants, securities or other property (the "Purchase Rights") pro rata to the record holders of any class of Common Stock, then the Holders of the Notes will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Notes (without giving effect to the limitations contained in Article III.D) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

            F. Adjustment of Floor Price. Except as otherwise provided in Paragraphs A and B of this Article VIII, if, at any time prior to the Scheduled Maturity Date, the Corporation issues or sells any shares of Common Stock for no consideration or for a consideration per share less than the Market Price (as defined in the Warrant) on the date of issuance (a "Dilutive Issuance"), then, if the Floor Price then in effect is more than such consideration per share, effective immediately upon the Dilutive Issuance, the Floor Price will be automatically reset to an amount equal to such consideration per share (or $.001 in the case of any issuance for no consideration) and the Vesting Date under the Warrants shall be deemed to have occurred, thereby rendering the Warrant immediately exercisable in accordance with its terms; provided, however, no adjustment to the Floor Price will be made and the Vesting Date will not be deemed to have occurred (i) upon the exercise of any warrants, options or convertible securities issued and outstanding on the Issue Date and set forth on
Schedule 3(d) of the Securities Purchase Agreement in accordance with the terms of such securities as of such date; (ii) upon the grant or exercise of any stock or options which may hereafter be granted or exercised under any employee benefit plan of the Corporation now existing or to be implemented in the future, so long as the issuance of such stock or options is approved by a majority of the non-employee members of the Board of Directors of the Corporation or a majority of the members of a committee of non-employee directors established for such purpose; or (iii) upon conversion of the Notes or exercise of the Warrants. The consideration per share paid to the Corporation in connection with any Dilutive Issuance shall be determined in accordance with Section 4(b) of the Warrants.

            G. Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price or Fixed Amounts pursuant to this Article VIII, the Corporation, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each Holder of the Notes a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any Holder of the Notes, furnish to such Holder a like certificate setting forth (i) such adjustment or readjustment,
(ii) the Conversion Price or Fixed Amounts at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of any Note.

            H. Other Action Affecting Conversion Price. If the Corporation takes any action affecting the Common Stock after the date hereof that would be covered by Article VIII.A through G, but for the manner in which such action is taken or structured, which would in any way diminish the value of this Note, then the Conversion Price shall be adjusted in such manner as the Board of Directors of the Company shall in good faith determine to be equitable under the circumstances.

                                   ARTICLE IX
                               OPTIONAL REDEMPTION

            A. Redemption Events. In the event (each of the events described in clauses (i) - (iii) below being a "Redemption Event"), the Corporation shall:

                  (i) sell, convey or dispose of all or substantially all of its assets (the presentation of any such transaction for stockholder approval being conclusive evidence that such transaction involves the sale of all or substantially all of the assets of the Corporation);

                  (ii) unless the  Corporation  may  exercise  its rights  under
Article III.C(iv), merge, consolidate or engage in any other business combination with any other entity (other than pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation and other than pursuant to a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged; or

                  (iii) have fifty percent (50%) or more of the voting power of its capital stock owned beneficially by one person, entity or "group" (as such term is used under Section 13(d) of the Securities Exchange Act of 1934, as amended), other than Dr. S. Iraj Najafi, Dr. Mark P. Andrews and Molex Incorporated, acting together, or Molex Incorporated acting individually;

then, upon the occurrence of any such Redemption Event, at the option of each Holder, exercisable in whole or in part at any time and from time to time by delivery of a Redemption Notice (as defined below) to the Corporation, the Corporation shall redeem the Notes for a redemption price, payable in cash, in an amount equal to the Redemption Amount (as defined below), plus all other ancillary amounts payable hereunder, together with all costs, including, without limitation, legal fees and expenses. In addition, automatically upon the occurrence of a Redemption Event (without the need to file a Redemption Notice hereunder), the Vesting Date (as defined in the Warrants) shall be deemed to have occurred, thereby rendering the Warrants immediately exercisable in accordance with their terms.

                  Upon the Corporation's receipt of any Redemption Notice hereunder (other than during the three trading day period following the Corporation's delivery of a Redemption Announcement (as defined below) to all of the Holders in response to the Corporation's initial receipt of a Redemption Notice from a Holder of the Notes), the Corporation shall immediately (and in any event within one trading day following such receipt) deliver a written notice (a "Redemption Announcement") to all Holders of the Notes stating the date upon which the Corporation received such Redemption Notice and the amount of the Notes covered thereby. At any time and from time to time during such three trading day period, each Holder of the Notes may request (either orally or in writing) information from the Corporation with respect to the applicable Redemption Event (including, but not limited to, the aggregate principal amount outstanding of Notes covered by Redemption Notices received by the Corporation) and the Corporation shall furnish (either orally or in writing) as soon as practicable such requested information to such requesting Holder. In the event the Corporation is not able to redeem all of the outstanding Notes within five trading days after its receipt of a notice of redemption (a "Redemption Notice") the Corporation shall repay the outstanding Notes to each Holder pro rata, based on the total amounts due under the Notes at the time of redemption included by such Holder in all Redemption Notices delivered prior to the date upon which such redemption is to be effected relative to the total amounts due under all Notes at the time of redemption included in all of the Redemption Notices delivered prior to the date upon which such redemption is to be effected; provided, however, the foregoing shall not constitute a waiver by any Holder of its rights to payment in full of the total Redemption Amount due under each such Holder's Notes pursuant to this
Article VIII.

            B. Definition of Redemption Amount. The "Redemption Amount" with respect to a Note means an amount equal to the greater of:


                   (i)          V              x   M
                           ------------
                              C P

            and    (ii)     V   x   115%

where:

            "V" means the aggregate principal amount of the Notes being redeemed plus all accrued and unpaid interest thereon through the redemption date;

            "CP" means the Conversion Price in effect on the date on which the Corporation receives the Redemption Notice; and

            "M" means the greater of (i) the highest Closing Bid Price of the Corporation's Common Stock during the period beginning on the date on which the Corporation receives the Redemption Notice and ending on the date immediately preceding the date of payment of the Redemption Amount and (ii) the fair market value, as of the date on which the Corporation receives the Redemption Notice, of the consideration payable to the holder of a share of Common Stock pursuant to the transaction which triggers the redemption obligation. For purposes of this definition, "fair market value" shall be determined by the mutual agreement of the Corporation and Holders of a majority-in-interest of the then outstanding principal amount of the Notes to be redeemed, or if such agreement cannot be reached within five trading days prior to the date of redemption, by an investment banking firm selected by the Corporation and reasonably acceptable to Holders of a majority-in-interest of the then outstanding principal amount of the Notes to be redeemed, with the costs of such appraisal to be borne by the Corporation.

                                   ARTICLE IX
                                  MISCELLANEOUS

            A. Failure or Indulgency Not Waiver. No failure or delay on the part of any Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

            B. Notices. Any notices required or permitted to be given under the terms of this Note shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier or by confirmed telecopy, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by courier or confirmed telecopy, in each case addressed to a party. The addresses for such communications shall be:

                      If to the Corporation:

                      Lumenon Innovative Lightwave Technology, Inc. 8851 Trans-Canada Highway
                      St. Laurent Quebec H45 1Z6
                      Canada
                      Attention:  Vincent Belanger
                      Telecopy:   (514) 331-3738

                      with copies to:

                      De Grandpre Chaurette Levesque
                      2000 McGill College
                      Montreal, Quebec
                      Canada
                      Attention:  Pierre Barnard
                      Telecopy:   (514) 499-0469

                      and:

                      Olshan Grundman Frome Rosenzweig & Wolosky, LLP 505 Park Avenue
                      New York, NY  10022
                      Attention:  David Adler
                      Telecopy:   (212) 935-1787

            If to the Holder, to the address set forth under such Holder's name on the signature page to the Securities Purchase Agreement executed by such Holder. Each party shall provide notice to the other parties of any change in address.

            C. Amendment Provision. Except as set forth in Article III.D, this Note and any provision hereof may only be amended by an instrument in writing signed by the Corporation and all of the Holders. The term "Note" and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

            D. Assignability; Allocation of Cap Amount Reserved Amount; Selling Restrictions. This Note shall be binding upon the Corporation and its successors and assigns and shall inure to the benefit of the Holder and its successors and assigns. The initial Cap Amount and Reserved Amount shall be allocated pro rata among the Holders of the Notes based on the aggregate principal amount of Notes issued to each Holder. In the event a Holder shall sell or otherwise transfer any of such Holder's Notes, each transferee shall be allocated a pro rata portion of such transferor's Cap Amount and Reserved Amount. Each increase to the Reserved Amount shall be allocated pro rata among the Holders of Notes based on the outstanding principal amount of Notes held by each Holder at the time of the increase in the Reserved Amount. Any portion of the Reserved Amount or Cap Amount which remains allocated to any person or entity which does not hold any Notes shall be allocated to the remaining Holders of Notes, pro rata based on the outstanding principal amount of Notes then held by such Holders. Each transferee of this Note or any portion hereof shall be bound by the selling restrictions set forth in Section 4(k) of the Securities Purchase Agreement, which Section is incorporated herein by reference.

            E. Cost of Collection. If default is made in the payment of this Note, the Corporation shall pay the Holder hereof costs of collection, including reasonable attorneys' fees.

            F. Governing Law; Jurisdiction. This Note shall be governed by and construed in accordance with the laws of the State of Delaware. The Corporation irrevocably consents to the jurisdiction of the United States federal courts and the state courts located in the State of Delaware in any suit or proceeding based on or arising under this Note and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in such courts. The
Corporation irrevocably waives the defense of an inconvenient forum to the maintenance of such suit or proceeding. The Corporation further agrees that service of process upon the Corporation mailed by first class mail shall be deemed in every respect effective service of process upon the Corporation in any such suit or proceeding. Nothing herein shall affect the right of any Holder to serve process in any other manner permitted by law. The Corporation agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

            G.  Denominations.  At the request of Holder, upon surrender of this
Note, the Corporation shall promptly issue new Notes in the aggregate outstanding principal amount hereof, in the form hereof, in such denominations of at least $25,000 as Holder shall request.

            H. Lost or Stolen Notes. Upon receipt by the Corporation from a Holder of (i) evidence of the loss, theft, destruction or mutilation of any Note and (ii) (y) in the case of loss, theft or destruction, of indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, upon surrender and cancellation of any Note, the Corporation shall execute and deliver a new Note of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen
Note if the Holder contemporaneously requests the Corporation to convert such Note.

            I. Quarterly Statements of Available Shares. For each calendar quarter beginning in the quarter in which the initial registration statement required to be filed pursuant to Section 2(a) of the Registration Rights Agreement is declared effective and thereafter so long as any Notes are outstanding, the Corporation shall deliver (or cause its transfer agent to deliver) to each Holder a written report notifying the Holders of any occurrence which prohibits the Corporation from issuing Common Stock upon any such conversion. The report shall also specify (i) the total outstanding principal amounts of Notes as of the end of such quarter, (ii) the total number of shares of Common Stock issued upon all conversions of Notes prior to the end of such quarter, (iii) the total number of shares of Common Stock which are reserved for issuance upon conversion of the Notes as of the end of such quarter and (iv) the total number of shares of Common Stock which may thereafter be issued by the Corporation upon conversion of the Notes before the Corporation would exceed the Cap Amount and the Reserved Amount. The Corporation (or its transfer agent) shall deliver the report for each quarter to each Holder prior to the tenth day of the calendar month following the quarter to which such report relates. In addition, the Corporation (or its transfer agent) shall provide, within 15 days after delivery to the Corporation of a written request by any Holder, any of the information enumerated in clauses (i) - (iv) of this Paragraph I as of the date of such request.

            J. [Intentionally Omitted.]

            K. Restrictions on Shares. The shares of Common Stock issuable upon conversion of this Note may not be sold or transferred unless (i) they first shall have been registered under the Securities Act and applicable state securities laws, (ii) the Corporation shall have been furnished with an opinion of legal counsel (in form, substance and scope customary for opinions in such circumstances) to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act or (iii) they are sold under Rule 144 under the Act. Except as otherwise provided in the Securities Purchase Agreement, each certificate for shares of Common Stock issuable upon conversion of this Note that have not been so registered and that have not been sold under an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

                        THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS UNLESS OFFERED, SOLD OR TRANSFERRED UNDER AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

Upon the request of a holder of a certificate representing any shares of Common Stock issuable upon conversion of this Note, the Corporation shall remove the foregoing legend from the certificate and issue to such holder a new certificate therefor free of any transfer legend, if (i) with such request, the Corporation shall have received either (A) an opinion of counsel, in form, substance and scope customary for opinions in such circumstances, to the effect that any such legend may be removed from such certificate, or (B) satisfactory representations from the Holder that the Holder is eligible to sell such security under Rule 144 or (ii) a registration statement under the Securities Act covering the resale of such securities is in effect. Nothing in this Note shall (i) limit the Corporation's obligation under the Registration Rights Agreement, or (ii) affect in any way the Holder's obligations to comply with applicable securities laws upon the resale of the securities referred to herein.

            L. Status as Note Holder. Upon submission of a Notice of Conversion by a Holder of the Notes, (i) the principal amount of the Notes and the interest thereon covered thereby (other than any portion of the Notes, if any, which cannot be converted because their conversion could exceed such Holder's allocated portion of the Reserved Amount or Cap Amount) shall be deemed converted into shares of Common Stock as of the Conversion Date and (ii) the Holder's rights as a holder of such Notes shall cease and terminate (but only with respect to that portion of the Notes covered by such Notice of Conversion), excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of the Notes. Notwithstanding the foregoing, if a Holder has not received certificates for all shares of Common Stock prior to the tenth trading day after the expiration of the Delivery Period with respect to a conversion of Notes for any reason, then (unless the Holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Corporation within five trading days after the expiration of such ten trading day period) the portion of the principal amount and interest thereon subject to such conversion shall be deemed outstanding under the Notes and the Corporation shall, as soon as practicable, return the Notes to the Holder. In all cases, the Holder shall retain all of its rights and remedies (including, without limitation, (i) the right to receive payments pursuant to Article V.C to the extent required thereby for such Conversion Default and any subsequent Conversion Default and (ii) the right to have the Conversion Price with respect to subsequent conversions determined in accordance with Article V.A) for the Corporation's failure to convert the Notes.

            M. Obligation to Cure. If the Corporation is prohibited from issuing shares of Common Stock to a Holder for any reason, the Corporation shall immediately notify the Holders of Notes of such occurrence and shall take immediate action (including, if necessary, seeking the approval of its stockholders) to eliminate any prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or any of its securities on the Corporation's ability to issue shares of Common Stock.

            N. Remedies Cumulative. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit a Holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Note. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders of the Notes and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees, in the event of any such breach or threatened breach, that the Holders of the Notes shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

            O. Trading Days. For purposes of this Note, the term "trading day" means any day on which NASDAQ or, if the Common Stock is not then traded on NASDAQ, the principal United States securities exchange or trading market where the Common Stock is then listed or traded, is open for trading.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

            IN WITNESS WHEREOF, Borrower has caused this Convertible Note to be executed by its duly authorized officer.


                                       LUMENON INNOVATIVE LIGHTWAVE
                                         TECHNOLOGY, INC.


                                       By:
                                          --------------------------------------
                                         Name:  S. Iraj Najafi
                                         Title:  President

                                                                       Exhibit 1
                                                                       ---------
                              NOTICE OF CONVERSION

To:         Lumenon Innovative Lightwave Technology, Inc.
            9060 Ryan Avenue
            Dorval Quebec H9P WMB
            Canada
                        Attention:
                                   ------------------
                        Telecopy:   (514) 331-3738

The undersigned hereby elects to convert $____________ principal amount of the Note (the "Conversion"), into shares of common stock ("Common Stock") of Lumenon Innovative Lightwave Technology, Inc. (the "Corporation") according to the conditions of the Convertible Note dated ____________, 2000 (the "Note"), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

The Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee (which is ________________) with DTC through its Deposit Withdrawal Agent Commission System ("DTC Transfer").

In the event of partial exercise, please reissue an appropriate Note(s) for the principal balance which shall not have been converted.

Check Box if Applicable:

            / / In lieu of receiving the shares of Common Stock issuable pursuant to this Notice of Conversion by way of DTC Transfer, the undersigned hereby requests that the Corporation issue and deliver to the undersigned or its nominee (if applicable) physical certificates representing such shares of Common Stock.


                                 Date of Conversion:
                                                    ----------------------------

                                 Applicable Conversion Price:
                                                             -------------------

                                 Amount  of  Accrued  and  Unpaid
                                 Interest on the Principal Amount
                                 to be converted, if any:
                                                         -----------------------

                                 Default  Amount to be converted,
                                 if any:
                                        ----------------------------------------

                                 Number of Shares of
                                 Common Stock to be Issued:
                                                    ----------------------------

                                 Signature:
                                           -------------------------------------

                                 Name:
                                      ------------------------------------------

                                 Address:
                                         ---------------------------------------

                                      -25-